Exhibit 21

                              List of Subsidiaries
                              --------------------



                 IVF America (NJ), Inc., a Delaware corporation

        Women's Medical & Diagnostic Center, Inc., a Florida corporation

          IntegraMed Pharmaceutical Services, Inc., a Texas corporation

      IntegraMed America, Inc. Financial Services, a Delaware Corporation

     IntegraMed America, Inc. Reproductive Genetice, a Delaware Corporation